Exhibit 99.1

NYSE: TRV

Travelers Reports Third Quarter Net Income per Diluted Share of $2.97, Up 10% from Prior Year Quarter

Operating Income per Diluted Share of $2.93, Up 12% from Prior Year Quarter

Third Quarter Return on Equity and Operating Return on Equity of 15.4% and 16.2%, Respectively

•             Net and operating income of $928 million and $918 million increased 1% and 3%, respectively, from prior year quarter.

•             Consolidated combined ratio of 86.9% reflected strong underwriting results in each business segment.

•             Record net written premiums of $6.191 billion increased 3% from the prior year quarter, with increases in each business segment.

•             Total capital returned to shareholders of $939 million in the quarter, including $750 million of share repurchases. Year-to-date total capital returned to shareholders of $2.784 billion, including $2.223 billion of share repurchases.

•             Book value per share of $79.00 and adjusted book value per share of $74.35 increased 2% and 5%, respectively, from year-end 2014.

•             Board of Directors approves quarterly dividend per share of $0.61.

New York, October 20, 2015 — The Travelers Companies, Inc. today reported net income of $928 million, or $2.97 per diluted share, for the quarter ended September 30, 2015, compared to net income of $919 million, or $2.69 per diluted share, in the prior year quarter. Operating income in the current quarter was $918 million, or $2.93 per diluted share, compared to $893 million, or $2.61 per diluted share, in the prior year quarter. The increase in net and operating income primarily resulted from higher underlying underwriting gains (i.e., excluding net favorable prior year reserve development and catastrophe losses) and higher net favorable prior year reserve development, partially offset by lower net investment income. Per diluted share amounts also benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended September 30,				Nine Months Ended September 30,
except for premiums & revenues)	2015	2014	Change		2015	2014	Change
Net written premiums	$6,191	$6,033	3%		$18,257	$18,068	1%
Total revenues	$6,794	$6,886	(1)		$20,126	$20,379	(1)

Operating income	$918	$893	3		$2,551	$2,618	(3)
per diluted share	$2.93	$2.61	12		$7.97	$7.50	6
Net income	$928	$919	1		$2,573	$2,654	(3)
per diluted share	$2.97	$2.69	10		$8.04	$7.60	6

Diluted weighted average shares outstanding	311.0	338.9	(8)		317.7	346.5	(8)

Combined ratio	86.9%	90.0%	(3.1	)pts	88.9%	90.3%	(1.4	)pts
Underlying combined ratio	88.8%	90.5%	(1.7	)pts	89.9%	89.9%	—	pts

Operating return on equity	16.2%	15.2%	1.0	pts	14.9%	14.8%	0.1	pts
Return on equity	15.4%	14.5%	0.9	pts	14.0%	14.0%	—	pts

			Change from
	September 30,	December 31,	December 31,
	2015	2014	2014
Book value per share	$79.00	$77.08	2%
Adjusted book value per share	74.35	70.98	5%

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are very pleased to report third quarter operating income of $918 million and operating return on equity of 16.2%,” commented Jay Fishman, Chairman and Chief Executive Officer. “At 86.9%, our combined ratio reflected very strong performance across all of our business segments. Our investment portfolio continued to deliver solid returns in the continuing low interest rate environment. We also returned $939 million in capital to shareholders in the quarter, including $750 million in share repurchases, bringing the total capital returned to shareholders year to date to over $2.7 billion.

“Each of our business segments performed well in the quarter. In Business and International Insurance, the combined ratio improved to 92.2%, and retention remained at historically high levels. Bond & Specialty Insurance delivered very strong results, with a 57.1% combined ratio, as well as higher retention and new business volume in Management Liability. Personal Insurance also posted very strong results, delivering a combined ratio of 85.1% and net written premium growth of 6%. Notably, Agency Auto achieved growth in both net written premiums and policies in force of 10% and 6%, respectively.

“These results continue to build on our record of delivering superior returns over time. Since January 1, 2005, we have produced an average annual operating return on equity of 13.4%. With our meaningful competitive advantages, as well as our commitment to our proven investment and capital management strategies, we remain well positioned to continue to deliver on our long-term financial objectives.”

Consolidated Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2015		2014		Change		2015		2014		Change

Underwriting gain:	$759		$564		$195		$1,890		$1,612		$278
Underwriting gain includes:
Net favorable prior year reserve development	199		113		86		649		590		59
Catastrophes, net of reinsurance	(85)		(83)		(2)		(468)		(668)		200

Net investment income	614		719		(105)		1,838		2,150		(312)

Other income/(expense), including interest expense	(81)		(65)		(16)		(232)		(190)		(42)
Operating income before income taxes	1,292		1,218		74		3,496		3,572		(76)
Income tax expense	374		325		49		945		954		(9)
Operating income	918		893		25		2,551		2,618		(67)
Net realized investment gains after income taxes	10		26		(16)		22		36		(14)
Net income	$928		$919		$9		$2,573		$2,654		$(81)

Combined ratio	86.9%		90.0%		(3.1	)pts	88.9%		90.3%		(1.4	)pts

Impact on combined ratio
Net favorable prior year reserve development	(3.3	)pts	(1.9	)pts	(1.4	)pts	(3.6	)pts	(3.3	)pts	(0.3	)pts
Catastrophes, net of reinsurance	1.4	pts	1.4	pts	—	pts	2.6	pts	3.7	pts	(1.1	)pts

Underlying combined ratio	88.8%		90.5%		(1.7	)pts	89.9%		89.9%		—	pts

Net written premiums
Business and International Insurance	$3,590		$3,560		1%		$11,066		$11,061		—%
Bond & Specialty Insurance	565		556		2		1,577		1,578		—
Personal Insurance	2,036		1,917		6		5,614		5,429		3
Total	$6,191		$6,033		3%		$18,257		$18,068		1%

Third Quarter 2015 Results

(All comparisons vs. third quarter 2014, unless noted otherwise)

Net income of $928 million after-tax and operating income of $918 million after-tax increased $9 million and $25 million, respectively, primarily driven by a higher underlying underwriting gain and higher net favorable prior year reserve development, partially offset by lower net investment income.

Underwriting results

•                  The combined ratio improved 3.1 points to 86.9% due to a lower underlying combined ratio (1.7 points) and higher net favorable prior year reserve development (1.4 points).

•                  The underlying combined ratio remained strong and improved 1.7 points to 88.8%, primarily driven by lower non-catastrophe weather-related losses in Business and International Insurance.

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses primarily resulted from wildfires in California, as well as wind and hail storms in the Midwest region of the United States.

Net investment income of $614 million pre-tax ($484 million after-tax) decreased primarily due to lower returns in both the non-fixed income and fixed income portfolios. Non-fixed income returns remained strong, but declined as compared to a particularly high level in the prior year quarter. Fixed income returns declined primarily due to lower reinvestment rates and a modestly lower amount of fixed income investments that were impacted by the Company’s $579 million payment in the first quarter of 2015 related to the settlement of the Asbestos Direct Action Litigation.

Net written premiums of $6.191 billion increased 3% from the prior year quarter, benefiting from strong retention and positive renewal premium changes in each business segment, as well as higher new business volume in Personal Insurance. Net written premiums also benefited from the impact of changes in the timing and structure of certain of the Company’s reinsurance treaties that occurred in prior quarters, partially offset by the impact of changes in foreign currency exchange rates.

Year-to-Date 2015 Results

(All comparisons vs. year-to-date 2014, unless noted otherwise)

Net income of $2.573 billion after-tax and operating income of $2.551 billion after-tax decreased $81 million and $67 million, respectively, primarily driven by lower net investment income, partially offset by a higher underwriting gain. The increase in the underwriting gain was primarily due to lower catastrophe losses, higher net favorable prior year reserve development and a $32 million benefit from the resolution of prior year tax matters. The underwriting gain in the prior year period benefited from a $49 million after-tax ($76 million pre-tax) reduction in the estimated liability for state assessments to be paid by the Company related to workers’ compensation premiums due to a change in state law.

Underwriting results

•                  The combined ratio improved 1.4 points to 88.9% due to lower catastrophe losses (1.1 points) and higher net favorable prior year reserve development (0.3 points).

•                  The underlying combined ratio of 89.9% remained strong and was comparable to the prior year period.

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses included the third quarter 2015 events discussed above, as well as wind and hail storms in several regions of the United States in the second quarter of 2015 and a winter storm in the eastern United States in the first quarter of 2015.

Net investment income of $1.838 billion pre-tax ($1.465 billion after-tax) decreased primarily due to the same factors discussed above for the third quarter of 2015.

Net written premiums of $18.257 billion increased 1% from the prior year period, benefiting from strong retention and positive renewal premium changes in each business segment, as well as higher new business volume in Personal Insurance, partially offset by the impact of changes in foreign currency exchange rates.

Shareholders’ Equity

Shareholders’ equity of $24.033 billion decreased 3% from year-end 2014 due to a reduction in after-tax net unrealized investment gains and an increase in after-tax unrealized foreign currency translation losses. After-tax net unrealized investment gains were $1.414 billion, compared to $1.966 billion at year-end 2014. Book value per share of $79.00 and adjusted book value per share of $74.35 increased 2% and 5%, respectively, from year-end 2014.

The Company repurchased 7.3 million shares during the third quarter and 21.5 million shares year-to-date at a total cost of $750 million and $2.223 billion, respectively, leaving $4.334 billion of remaining capacity under its existing share repurchase authorization at the end of the quarter. Also as of the end of the quarter, statutory capital and surplus was $20.822 billion and the ratio of debt-to-capital (excluding after-tax net unrealized investment gains) was 23.0%, comfortably within the Company’s target range of 15% to 25%.

The Board of Directors today declared a quarterly dividend of $0.61 per share. This dividend is payable on December 31, 2015, to shareholders of record as of the close of business on December 10, 2015.

Business and International Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2015		2014		Change		2015		2014		Change

Underwriting gain:	$272		$160		$112		$730		$584		$146
Underwriting gain includes:
Net favorable prior year reserve development	49		21		28		229		163		66
Catastrophes, net of reinsurance	(39)		(31)		(8)		(246)		(356)		110
Net investment income	471		557		(86)		1,412		1,666		(254)

Other income	5		10		(5)		18		32		(14)
Operating income before income taxes	748		727		21		2,160		2,282		(122)
Income tax expense	202		175		27		556		565		(9)
Operating income	$546		$552		$(6)		$1,604		$1,717		$(113)

Combined ratio	92.2%		95.2%		(3.0	)pts	92.9%		94.2%		(1.3	)pts

Impact on combined ratio
Net favorable prior year reserve development	(1.4	)pts	(0.6	)pts	(0.8	)pts	(2.1	)pts	(1.5	)pts	(0.6	)pts
Catastrophes, net of reinsurance	1.1	pts	0.9	pts	0.2	pts	2.2	pts	3.3	pts	(1.1	)pts

Underlying combined ratio	92.5%		94.9%		(2.4	)pts	92.8%		92.4%		0.4	pts

Net written premiums by market
Domestic
Select Accounts	$654		$654		—%		$2,085		$2,077		—%
Middle Market	1,602		1,545		4		4,791		4,597		4
National Accounts	254		249		2		781		792		(1)
First Party	411		369		11		1,203		1,206		—
Specialized Distribution	277		262		6		845		812		4
Total Domestic	3,198		3,079		4		9,705		9,484		2
International	392		481		(19)		1,361		1,577		(14)
Total	$3,590		$3,560		1%		$11,066		$11,061		—%

Third Quarter 2015 Results

(All comparisons vs. third quarter 2014, unless noted otherwise)

Business and International Insurance had another strong quarter with operating income of $546 million after-tax and a combined ratio of 92.2%. Operating income decreased $6 million due to lower net investment income, mostly offset by a higher underlying underwriting gain and higher net favorable prior year reserve development.

Underwriting results

•                  The combined ratio improved 3.0 points to 92.2%, due to a lower underlying combined ratio (2.4 points) and higher net favorable prior year reserve development (0.8 points), partially offset by higher catastrophe losses (0.2 points).

•                  The underlying combined ratio remained strong and improved 2.4 points to 92.5% driven by lower non-catastrophe weather-related losses.

•                  Net favorable prior year reserve development primarily resulted from (i) better than expected loss experience for the property product line related to catastrophe losses for accident years 2011, 2012 and 2014 and non-catastrophe losses for accident years 2013 and 2014, (ii) better than expected loss experience in the general liability product line for both primary and excess coverages for accident years 2005 through 2013, reflecting a more favorable legal environment than the Company previously expected, (iii) better than expected loss experience in the workers’ compensation product line for accident years 2005 and prior and (iv) better than expected loss experience in the Company’s operations in Canada, partially offset by (v) a $224 million pre-tax increase to asbestos reserves.

•                  The asbestos reserve strengthening, which resulted from our annual in-depth asbestos claim review that was completed in the third quarter, was driven by increases in the Company’s estimate for projected settlement and defense costs related to a broad number of policyholders. The increase in the estimate of projected settlement and defense costs resulted from recent payment trends that continue to be higher than previously anticipated. While the overall view of the underlying asbestos environment is essentially unchanged from recent periods, there remains a high degree of uncertainty with respect to future exposure to asbestos claims.

Net written premiums increased 1% to $3.590 billion. Domestic net written premiums increased 4% driven by an increase in retention rates, positive renewal premium changes and the impact of changes in the timing and structure of certain of the Company’s reinsurance treaties that occurred in prior quarters. International net written premiums decreased 19% primarily due to the impact of changes in foreign currency exchange rates and lower business volume in the Company’s operations at Lloyd’s.

Year-to-Date 2015 Results

(All comparisons vs. year-to-date 2014, unless noted otherwise)

Business and International Insurance operating income of $1.604 billion after-tax was strong and decreased $113 million, primarily due to lower net investment income, partially offset by a higher underwriting gain. The underwriting gain increased due to lower catastrophe losses, higher net favorable prior year reserve development and a $12 million benefit from the resolution of prior year tax matters. The underwriting gain in the prior year period benefited from a $49 million after-tax ($76 million pre-tax) reduction in the estimated liability for state assessments to be paid by the Company related to workers’ compensation premiums due to a change in state law.

Underwriting results

•                  The combined ratio improved 1.3 points to 92.9%, due to lower catastrophe losses (1.1 points) and higher net favorable prior year reserve development (0.6 points), partially offset by a higher underlying combined ratio (0.4 points).

•                  The underlying combined ratio remained strong at 92.8%, an increase of 0.4 points.

•                  Net favorable prior year reserve development primarily resulted from (i) better than expected loss experience in the general liability product line, for both primary and excess coverages for accident years 2005 through 2013, reflecting a more favorable legal environment than the Company previously expected, (ii) better than expected loss experience for the property product line related to catastrophe losses for accident years 2011, 2012 and 2014 and non-catastrophe losses for accident years 2013 and 2014, (iii) better than expected loss experience in the workers’ compensation line of business for accident years 2006 and prior and (iv) better than expected loss experience in the Company’s operations at Lloyd’s and in Canada, partially offset by (v) a $224 million pre-tax increase to asbestos reserves and (vi) a $72 million pre-tax increase to environmental reserves.

Net written premiums of $11.066 billion were comparable to the prior year period. Domestic net written premiums increased 2% driven by an increase in retention rates, positive renewal premium changes and an increase in new business. International net written premiums decreased 14% primarily due to the impact of changes in foreign currency exchange rates.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2015		2014		Change		2015		2014		Change

Underwriting gain:	$229		$173		$56		$483		$544		$(61)
Underwriting gain includes:
Net favorable prior year reserve development	103		79		24		178		270		(92)
Catastrophes, net of reinsurance	(1)		(1)		—		(3)		(6)		3
Net investment income	56		64		(8)		169		192		(23)

Other income	4		5		(1)		14		15		(1)
Operating income before income taxes	289		242		47		666		751		(85)
Income tax expense	93		77		16		195		240		(45)
Operating income	$196		$165		$31		$471		$511		$(40)

Combined ratio	57.1%		66.9%		(9.8	)pts	68.8%		64.6%		4.2	pts

Impact on combined ratio
Net favorable prior year reserve development	(19.1	)pts	(15.0	)pts	(4.1	)pts	(11.4	)pts	(17.4	)pts	6.0	pts
Catastrophes, net of reinsurance	0.1	pts	0.2	pts	(0.1	)pts	0.2	pts	0.5	pts	(0.3	)pts

Underlying combined ratio	76.1%		81.7%		(5.6	)pts	80.0%		81.5%		(1.5	)pts

Net written premiums
Management Liability	$350		$348		1%		$993		$1,003		(1)%
Surety	215		208		3		584		575		2
Total	$565		$556		2%		$1,577		$1,578		—%

Third Quarter 2015 Results

(All comparisons vs. third quarter 2014, unless noted otherwise)

Bond & Specialty Insurance had another excellent quarter with operating income of $196 million after-tax and a combined ratio of 57.1%. Operating income increased $31 million due to a higher underlying underwriting gain and higher net favorable prior year reserve development.

Underwriting results

•                  The combined ratio was very strong at 57.1% and improved 9.8 points, primarily due to a lower underlying combined ratio (5.6 pts) and higher net favorable prior year reserve development (4.1 points).

•                  The underlying combined ratio was very strong at 76.1% and improved 5.6 points primarily due to a re-estimation of current accident year losses in certain management liability businesses and the impact of certain customer-related intangible assets which became fully amortized during the second quarter of 2015.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the contract surety and fidelity product lines for accident years 2008 through 2013.

Bond & Specialty Insurance net written premiums increased slightly to $565 million driven by higher volume in Surety.

Year-to-Date 2015 Results

(All comparisons vs. year-to-date 2014, unless noted otherwise)

Bond & Specialty Insurance performed very well in the period with operating income of $471 million after-tax and a combined ratio of 68.8%. Operating income decreased by $40 million due to lower net favorable prior year reserve development and lower net investment income, partially offset by a higher underlying underwriting gain and a $16 million benefit from the resolution of prior year tax matters.

Underwriting results

•                  The combined ratio was very strong at 68.8% and increased 4.2 points, primarily due to lower net favorable prior year reserve development (6.0 points), partially offset by a lower underlying combined ratio (1.5 points).

•                  The underlying combined ratio of 80.0% was strong and improved 1.5 points due to the same factors discussed above for the third quarter of 2015.

•                  Net favorable prior year reserve development primarily resulted from the same factors discussed above for the third quarter of 2015.

Bond & Specialty Insurance net written premiums of $1.577 billion were comparable to the prior year period.

Personal Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2015		2014		Change		2015		2014		Change

Underwriting gain:	$258		$231		$27		$677		$484		$193
Underwriting gain includes:
Net favorable prior year reserve development	47		13		34		242		157		85
Catastrophes, net of reinsurance	(45)		(51)		6		(219)		(306)		87

Net investment income	87		98		(11)		257		292		(35)

Other income	9		19		(10)		33		62		(29)
Operating income before income taxes	354		348		6		967		838		129
Income tax expense	113		109		4		300		256		44
Operating income	$241		$239		$2		$667		$582		$85

Combined ratio	85.1%		86.1%		(1.0	)pts	86.6%		89.8%		(3.2	)pts

Impact on combined ratio
Net favorable prior year reserve development	(2.6	)pts	(0.7	)pts	(1.9	)pts	(4.5	)pts	(2.9	)pts	(1.6	)pts
Catastrophes, net of reinsurance	2.5	pts	2.8	pts	(0.3	)pts	4.1	pts	5.6	pts	(1.5	)pts

Underlying combined ratio	85.2%		84.0%		1.2	pts	87.0%		87.1%		(0.1	)pts

Net written premiums
Agency Automobile(1)	$934		$849		10%		$2,646		$2,468		7%
Agency Homeowners & Other(1)	1,035		1,017		2		2,793		2,821		(1)
Direct to Consumer	67		51		31		175		140		25
Total	$2,036		$1,917		6%		$5,614		$5,429		3%

(1) Represents business sold through agents, brokers and other intermediaries, and excludes direct to consumer.

Third Quarter 2015 Results

(All comparisons vs. third quarter 2014, unless noted otherwise)

Personal Insurance performed well in the quarter with a combined ratio of 85.1% and an increase in net written premiums of 6%. Operating income of $241 million after-tax increased $2 million, primarily driven by higher net favorable prior year reserve development and lower catastrophe losses, partially offset by lower net investment income and a lower underlying underwriting gain.

Underwriting results

•                  The combined ratio improved 1.0 points to 85.1%, due to higher net favorable prior year reserve development (1.9 points) and lower catastrophe losses (0.3 points), partially offset by a higher underlying combined ratio (1.2 points).

•                  The underlying combined ratio remained strong at 85.2%, an increase of 1.2 points, primarily due to higher non-weather-related losses in Homeowners & Other, partially offset by a lower expense ratio.

•                  Net favorable prior year reserve development primarily resulted from (i) better than expected loss experience in the homeowners and other product line for liability coverages for accident years 2013 and 2014 and (ii) better than expected loss experience in the automobile product line for liability coverages for accident years 2012 through 2014.

Personal Insurance net written premiums of $2.036 billion increased 6%. Agency Automobile net written premiums grew 10% with an increase in policies in force of 6% from the prior year quarter, driven by Quantum 2.0. Agency Homeowners & Other net written premiums grew by 2% primarily driven by the changes in the timing and structure of certain of the Company’s reinsurance treaties that occurred in prior quarters and higher new business volume. Agency Homeowners & Other policies in force were comparable to the previous quarter.

Year-to-Date 2015 Results

(All comparisons vs. year-to-date 2014, unless noted otherwise)

Personal Insurance performed well in the period as operating income of $667 million after-tax increased $85 million. The increase was primarily driven by a higher underwriting gain and a $4 million benefit from the resolution of prior year tax matters, partially offset by lower net investment income and lower other income.

Underwriting results

•                  The combined ratio improved 3.2 points to 86.6%, due to higher net favorable prior year reserve development (1.6 points), lower catastrophe losses (1.5 points) and a lower underlying combined ratio (0.1 points).

•                  The underlying combined ratio remained strong at 87.0%.

•                  Net favorable prior year reserve development primarily resulted from (i) better than expected loss experience in the homeowners and other product line for liability coverages for accident years 2011 through 2014, for non-catastrophe weather-related losses for accident years 2013 and 2014, and for non-weather-related losses for accident year 2014 and (ii) better than expected loss experience in the automobile product line for liability coverages for accident years 2010 through 2014.

Other income of $33 million pre-tax decreased primarily due to the inclusion in the prior year period of revenues associated with the runoff of the Company’s National Flood Insurance Program which was sold on a renewal rights basis in 2013.

Personal Insurance net written premiums of $5.614 billion increased 3%. Agency Automobile net written premiums increased 7% due to higher new business volume, driven by Quantum 2.0, while Agency Homeowners & Other net written premiums decreased 1%.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, October 20, 2015. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1-800-698-5986 within the U.S. and 1-303-223-4378 outside the U.S. (use passcode 14788 for both the U.S. and international calls). Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available at the same website. An audio playback can also be accessed by phone at 1-800-633-8284 within the U.S. and 1-402-977-9140 outside the U.S. (use reservation 21775293 for both the U.S. and international calls).

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $27 billion in 2014. For more information, visit www.travelers.com.

From time to time, Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information.  Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/Travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business and International Insurance: The Business and International Insurance segment offers a broad array of property and casualty insurance and insurance related services to its clients, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance: The Bond & Specialty Insurance segment provides surety, crime, management and professional liability coverages and related risk management services to a wide range of primarily domestic customers, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance: The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the Company’s outlook, share repurchase plans, potential margins, potential returns, future pension plan contributions and the potential impact of investment markets and other economic conditions on the Company’s investment portfolio and underwriting results, among others, are forward looking, and the Company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, loss costs, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the Company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic (including rapid changes in commodity prices, such as a significant decline in oil and gas prices, as well as fluctuations in foreign currency exchange rates) and underwriting market conditions; and

•                  strategic initiatives to improve profitability and competitiveness.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption, economic downturn, or prolonged period of slow economic growth, the Company’s business could be materially and adversely affected;

•                  if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, the Company’s financial results could be materially and adversely affected;

•                  the Company’s investment portfolio may suffer reduced or low returns or material realized or unrealized losses;

•                  the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the Company’s business are uncertain;

•                  the intense competition that the Company faces could harm its ability to maintain or increase its business volume and its profitability;

•                  consolidation within the insurance industry, including among insurance companies, reinsurance companies and brokers and independent insurance agencies, could alter the competitive environment in which the Company operates, which may impact the Company’s premium volume, the rate it can charge for its products, and the terms on which its products are offered;

•                  the Company may not be able to collect all amounts due to it from reinsurers and reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all;

•                  the Company is exposed to credit risk in certain of its business operations, including reinsurance or structured settlements, and investment operations;

•                  within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;

•                  changes in federal regulation could impose significant burdens on the Company and otherwise adversely impact the Company’s results;

•                  a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volume, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•                  the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the Company’s relationships with its independent agents and brokers could adversely affect the Company;

•                  the Company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the Company experiences difficulties with technology, data and network security, including as a result of cyber-attacks, and/or outsourcing relationships, including cloud-based, the Company’s ability to conduct its business could be negatively impacted;

•                  the Company is subject to a number of risks associated with its business outside the United States, including foreign currency exchange fluctuations and restrictive regulations;

•                  new regulations outside of the United States, including in the European Union, could adversely impact the Company’s results of operations and limit its growth;

•                  loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;

•                  changes to existing accounting standards may adversely impact the Company’s reported results;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the Company operates could adversely impact the Company; and

•                  the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 12, 2015.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.  Internally, the Company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings per share is operating income on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, pre-tax)	2015	2014	2015	2014

Operating income	$1,292	$1,218	$3,496	$3,572
Net realized investment gains	15	40	35	57
Net income	$1,307	$1,258	$3,531	$3,629

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2015	2014	2015	2014

Operating income	$918	$893	$2,551	$2,618
Net realized investment gains	10	26	22	36
Net income	$928	$919	$2,573	$2,654

	Twelve Months Ended December 31,
($ in millions, after-tax)	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	—	—	—	1	3	3	4	4	5	6
Operating income	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	51	106	32	36	173	22	(271)	101	8	35
Income from continuing operations	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	—	—	—	—	(439)
Net income	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Basic earnings per share
Operating income	$2.96	$2.64	$8.06	$7.58
Net realized investment gains	0.04	0.08	0.07	0.10
Net income	$3.00	$2.72	$8.13	$7.68

Diluted earnings per share
Operating income	$2.93	$2.61	$7.97	$7.50
Net realized investment gains	0.04	0.08	0.07	0.10
Net income	$2.97	$2.69	$8.04	$7.60

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2015	2014	2015	2014

Business and International Insurance	$546	$552	$1,604	$1,717
Bond & Specialty Insurance	196	165	471	511
Personal Insurance	241	239	667	582
Total segment operating income	983	956	2,742	2,810
Interest Expense and Other	(65)	(63)	(191)	(192)
Total operating income	$918	$893	$2,551	$2,618

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax and discontinued operations.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of September 30,
($ in millions)	2015	2014

Adjusted shareholders’ equity	$22,597	$23,371
Net unrealized investment gains, net of tax	1,414	1,914
Net realized investment gains, net of tax	22	36
Shareholders’ equity	$24,033	$25,321

	As of December 31,
($ in millions)	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	1,966	1,322	3,103	2,871	1,859	1,856	(146)	620	453	327	866
Net realized investment gains (losses), net of tax	51	106	32	36	173	22	(271)	101	8	35	(28)
Preferred stock	—	—	—	—	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	—	—	—	—	(439)	88
Shareholders’ equity	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2015	2014	2015	2014

Annualized operating income	$3,671	$3,570	$3,401	$3,490
Adjusted average shareholders’ equity	22,676	23,450	22,750	23,552
Operating return on equity	16.2%	15.2%	14.9%	14.8%

Annualized net income	$3,715	$3,676	$3,431	$3,539
Average shareholders’ equity	24,077	25,427	24,467	25,326
Return on equity	15.4%	14.5%	14.0%	14.0%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through September 30, 2015

	Nine Months Ended
	September 30,		Twelve Months Ended December 31,
($ in millions)	2015	2014	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$2,551	$2,618	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Annualized operating income	3,401	3,490
Adjusted average shareholders’ equity	22,750	23,552	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity	14.9%	14.8%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period Jan. 1, 2005 through Sept. 30, 2015			13.4%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax except as noted)	2015	2014	2015	2014

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$645	$534	$1,709	$1,690
Pre-tax impact of catastrophes	(85)	(83)	(468)	(668)
Pre-tax impact of net favorable prior year loss reserve development	199	113	649	590
Pre-tax underwriting gain	759	564	1,890	1,612
Income tax expense on underwriting results	273	200	656	579
Underwriting gain	486	364	1,234	1,033
Net investment income	484	568	1,465	1,703
Other expense, including interest expense	(52)	(39)	(148)	(118)
Operating income	918	893	2,551	2,618
Net realized investment gains	10	26	22	36
Net income	$928	$919	$2,573	$2,654

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio:  For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators.  The combined ratio as used in this earnings release is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premium and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services, fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Calculation of the Combined Ratio

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, pre-tax)	2015	2014	2015	2014

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,382	$3,520	$10,360	$10,661
Less:
Policyholder dividends	10	9	29	27
Allocated fee income	44	43	129	132
Loss ratio numerator	$3,328	$3,468	$10,202	$10,502

Underwriting expense ratio
Amortization of deferred acquisition costs	$987	$984	$2,913	$2,899
General and administrative expenses (G&A)	1,024	1,031	3,044	2,913
Less:
G&A included in Interest Expense and Other	8	6	22	22
Allocated fee income	68	67	205	197
Billing and policy fees and other	20	25	65	80
Expense ratio numerator	$1,915	$1,917	$5,665	$5,513

Earned premium	$6,032	$5,983	$17,851	$17,734

Combined ratio (1)
Loss and loss adjustment expense ratio	55.2%	58.0%	57.2%	59.2%
Underwriting expense ratio	31.7%	32.0%	31.7%	31.1%
Combined ratio	86.9%	90.0%	88.9%	90.3%

(1)   For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Shareholders’ Equity, excluding net unrealized investment gains, net of tax, to Shareholders’ Equity

	As of
	September 30,	December 31,	September 30,
($ in millions, except per share amounts)	2015	2014	2014

Tangible shareholders’ equity	$18,818	$19,011	$19,526
Goodwill	3,579	3,611	3,621
Other intangible assets	280	304	316
Less: Impact of deferred tax on other intangible assets	(58)	(56)	(56)
Shareholders’ equity, excluding net unrealized investment gains, net of tax	22,619	22,870	23,407
Net unrealized investment gains, net of tax	1,414	1,966	1,914
Shareholders’ equity	$24,033	$24,836	$25,321

Common shares outstanding	304.2	322.2	331.4

Tangible book value per share	$61.86	$59.00	$58.93
Adjusted book value per share	74.35	70.98	70.64
Book value per share	79.00	77.08	76.42

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the Company’s management, the debt to capital ratio is useful in an analysis of the Company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capitalization

	As of
	September 30,	December 31,	September 30,
($ in millions)	2015	2014	2014

Debt	$6,743	$6,349	$6,348
Shareholders’ equity	24,033	24,836	25,321
Total capitalization	30,776	31,185	31,669
Net unrealized investment gains, net of tax	1,414	1,966	1,914
Total capitalization excluding net unrealized gain on investments, net of tax	$29,362	$29,219	$29,755

Debt-to-capital ratio	21.9%	20.4%	20.0%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	23.0%	21.7%	21.3%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers. These are GAAP measures.

For the Business and International Insurance and Bond & Specialty Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For the Business and International Insurance segment, retention, renewal premium change and new business exclude National Accounts and surety. For the Bond & Specialty Insurance segment, retention, renewal premium change and new business exclude surety.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices (SAP).

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service.  These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC.

###

Contacts

Media:	Institutional Investors:	Individual Investors:
Patrick Linehan	Gabriella Nawi	Marc Parr
917.778.6267	917.778.6844	860.277.0779
	Kellen Booher
	917.778.6027